Exhibit 99.1
Matrixx Initiatives, Inc. Reports Fiscal 2009 Revenue Increased 11% to a Record $111.6
Million and Earnings Per Share Increased 40% to $1.46
Fiscal 2009 operating margin increased from 16% to 20% in fiscal 2009
SCOTTSDALE, AZ May 11, 2009; Matrixx Initiatives, Inc. (Nasdaq: MTXX), an over-the-counter healthcare company that develops and markets Zicam® products that provide consumers with “better ways to get better®,” today announced financial results for its fourth quarter and fiscal year ended March 31, 2009.
For the fiscal year ended March 31, 2009, net sales increased approximately 11%, to $111.6 million, compared to net sales of $101.0 million for the twelve months ended March 31, 2008. Additionally, net income increased approximately 33%, to $13.9 million, or $1.46 per diluted share, compared to net income of approximately $10.4 million, or $1.04 per diluted share, for the twelve months ended March 31, 2008.
For the fourth quarter ended March 31, 2009, the Company reported net sales of $30.8 million, versus net sales of $33.0 million in the quarter ended March 31, 2008. Net income decreased to approximately $3.1 million, or $0.33 per diluted share, compared to net income of approximately $5.7 million, or $0.59 per diluted share, in the prior year’s fourth quarter. The decrease in net sales of $2.2 million was partially offset by the increase in gross margin from 67% in the quarter ended March 31, 2008, to 74% in the quarter ended March 31, 2009. Net income in the fourth quarter of fiscal 2009 was impacted by $4 million of higher marketing expense compared to the prior year; $3 million of the increase was a planned shift in spending from our fiscal third to fourth quarter.
Bill Hemelt, Acting President and Chief Operating Officer, said, “In fiscal 2009, Matrixx produced strong results despite an unusually weak cold season and declining economic environment. The 11% increase in fiscal 2009 net sales was driven primarily by increased sales within our core Zicam Cold Remedy and Allergy/Sinus products. Significant growth within our core group of products has offset declines in sales of Cough and Multi-symptom products. During fiscal 2009, the performance of our core products was highlighted by a 16% increase in Cold Remedy sales, primarily driven by a 49% increase in our patented Cold Remedy Swabs. Additionally, the introduction of our Allergy Swab product contributed to a 29% improvement in total Allergy/Sinus sales. Those increases offset a decline in sales of cough and multi-symptom products. During this challenging year we improved gross margins to 71%, effectively managed expenses, and improved our operating income margin to 20% from 16% in the prior year.”
Mr. Hemelt continued, “The 2008/2009 cold season had the lowest incidence of illness since Zicam was introduced in 1999. Despite the weak season, sales of Zicam products at retail outperformed the cough/cold category. For the 52 weeks ended March 22, 2009, retail unit sales (three-outlet syndicated scanner data, not including Wal-Mart or club stores) of Zicam products decreased approximately 1%, while the total cough/cold category declined approximately 3% compared to prior year. This resulted in Zicam products maintaining a 2.0% unit share of the category. Although the weak cold season slowed our rate of growth during the current year, we believe our advertising campaign increased awareness of Zicam products, particularly our swab delivery items.”

In fiscal 2010, the Company will continue to focus on growing sales in its core Cold Remedy and Allergy/Sinus franchise. We anticipate introducing new innovative Cold Remedy products in fiscal 2010 and we will continue to invest in new product development to support further growth in future years. For fiscal 2010, the Company anticipates revenue increasing 5% above the $111.6 million achieved in fiscal 2009. The Company also expects net income and earnings per share to increase 10% to 15% above the $13.9 million, or $1.46 per diluted share, recognized in fiscal 2009.
Mr. Hemelt remarked, “The $10.7 million increase in fiscal 2009 net sales is attributable to higher unit sales and new product introductions ($12 million), a price increase ($4 million), lower product return charges ($2.4 million) and initial sales in Canada ($1.0 million). Partially offsetting the increases was an $8.7 million decline in sales of Cough and Multi-symptom products. Gross margin increased to 74% for the quarter ended March 31, 2009, compared to 67% for the quarter ended March 31, 2008, and we achieved average gross margins of 71% for fiscal 2009, compared to 66% in the prior year. We anticipate ongoing gross margin and operating income margin improvements in fiscal 2010.”
“Our balance sheet substantially improved over the year with inventory decreasing to $7.7 million from $11.5 million at the prior year-end. We increased our cash and marketable securities to $40.0 million from $27.9 million at March 31, 2008. Our ability to improve gross margins and strengthen our balance sheet during the past year continues to validate our outsource business model, which provides flexibility during seasonal variations and surges in the incidence of cold and flu. During the quarter ended March 31, 2009, the Company repurchased 153,848 shares of its stock under the stock repurchase program announced in January 2009.”
There will be a teleconference Tuesday, May 12, 2009 at 11:00 a.m. EDT to discuss fourth quarter and fiscal 2009 financial results. To access the teleconference, please call (877) 719-9804 (domestic) or (719) 325-4753 (international). To listen to the teleconference via the Internet, go to http://www.matrixxinc.com and click on Events & Presentations. A replay of the call will be available at (888) 203-1112 (domestic) or (719) 457-0820 (international), replay number 9403127 for 3 days following the call, and the web cast will be archived on the Company’s website, http://www.matrixxinc.com, for 30 days.

Matrixx Initiatives, Inc.
(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
($000s)	2009	2008	2009	2008
Net Sales	$30,788	$33,022	$111,630	$100,972
Cost of Sales	8,098	11,061	32,876	34,532

Gross Profit	22,690	21,961	78,754	66,440
Operating Expenses	17,037	12,389	53,205	46,520
Research and Development	684	785	3,235	4,108

Income from Operations	4,969	8,787	22,314	15,812
Total Other Income	47	130	287	653

Net Income Before Tax	5,016	8,917	22,601	16,465
Income Tax Expense	1,879	3,201	8,737	6,037

Net Income	$3,137	$5,716	$13,864	$10,428

Net Income per Diluted Share	$0.33	$0.59	$1.46	$1.04
Average Shares Outstanding (mil)	9.4	9.7	9.5	10.0
Selected Balance Sheet Information

($000s)	March 31, 2009	March 31, 2008	March 31, 2007
Cash and Marketable Securities	$40,015	$27,933	$16,944
Accounts Receivable — Trade	$14,769	$12,052	$8,257
Inventory	$7,740	$11,530	$15,459
Total Assets	$91,360	$78,149	$71,151
Current Liabilities	$15,477	$10,574	$9,556
Working Capital	$52,075	$44,612	$38,705
Total Debt	$0	$0	$0
Shareholders’ Equity	$73,077	$65,552	$60,435
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development and marketing of over-the-counter healthcare products that utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, markets and sells Zicam® products in the cough and cold category. Zicam Canada, Inc., a wholly-owned subsidiary of Zicam, LLC markets and sells select Zicam products in Canada. The Company’s flagship product, Zicam Cold Remedy nasal gel, is a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Swabs™; Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts™; Zicam Allergy Relief; Zicam Extreme Congestion Relief; Zicam Sinus Relief; as well as Zicam Cough products and Zicam Multi-Symptom relief items. For more information regarding Matrixx products, go to www.Zicam.com. To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, Acting President and Chief Operating Officer, 602-385-8888, or Bill Barba, Treasurer & Director of Investor Relations, at 602-385-8881. Matrixx is located at 8515 E. Anderson Dr., Scottsdale, Arizona 85255.

Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our revenue, operating income margin, earnings per share and net income expectations for the fiscal year ending March 31, 2010; (ii) our expectations regarding the introduction of new products; and (iii) our expectations regarding gross margin for fiscal 2010. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include: (a) the severity and timing of the cold season; (b) the possibility that future sales of our products will not be as strong as expected; (c) the possibility that supply issues may impact future sales of our products; (d) the possibility that our products may face increased competition or negative publicity; (e) the potential impact of current and future product liability litigation; (f) regulatory issues or public relations challenges; (g) the possibility of delays or other difficulties in selling our products in Canada or in implementing new product improvements and introducing to the marketplace new products and brands; (h) the possibility that expenses, including legal expenses, product reserves, and expenses associated with adverse litigation outcomes or the current product recall, may exceed expected amounts; and (i) the possibility of future recalls. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed on June 13, 2008, under the heading “Risk Factors,” filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
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